Exhibit 10.1

May 30, 2023

Raj Beri

Dear Raj,

Thank you for your continued service and dedication to GoodRx, Inc. (“GoodRx” or “the Company”) in your role as Chief Operating Officer. In recognition of your continued service and to incentivize your continued employment at GoodRx, GoodRx is pleased to offer you a retention bonus in the amount of $500,000, less all applicable withholdings and deductions required by law (“Retention Bonus”), subject to the following terms and conditions:

1.
To earn the Retention Bonus, you must remain continuously employed with GoodRx from May 24, 2023 through May 24, 2024 (“Retention Period”).
2.
If you have given notice of your intent to resign from employment (except for Good Reason, defined below) on or before the last day of the Retention Period, the Retention Bonus will be forfeited in its entirety.

As used herein, “Good Reason” shall mean that one or more of the following has occurred without your prior written consent: (a) any reduction in your Base Salary or Incentive Bonus of more than ten percent (10%), other than pursuant to a pay reduction applicable to a substantial portion of Company executives at a similar level as you; or (b) the assignment to you of duties that, taken as a whole, results in a material diminution of your responsibilities, duties, or authority.

Provided that, in any such case, you must first provide written notice to the Company of the event giving rise to such claim of Good Reason within thirty (30) days after you learn of the occurrence of such event, and such Good Reason event remains uncured thirty (30) days after you have provided such written notice to the Company; and provided further that any resignation of your employment for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

3.
If you have been involuntarily terminated by the Company for Cause (as defined below) during the Retention Period, the Retention Bonus will be forfeited in its entirety.

As used herein, “Cause” shall mean (i) a commission by you of a felony or other serious crime, or the commission of any act or omission involving fraud with respect to the Company or any of its affiliates or any of their respective customers, suppliers, vendors or other business relations; (ii) any conduct causing the Company or any of its subsidiaries public disgrace or disrepute or material economic harm, including but not limited to your reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace); (iii) a material failure by you to perform your responsibilities or duties to the Company; (iv) your breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its affiliates; or (v) the commission of any other act or omission by you involving dishonesty or disloyalty to the material detriment of the Company or any of its affiliates, or any other act or omission that brings the Company or any of its subsidiaries into public disrepute.

4.
If you are involuntarily terminated for a reason other than for Cause during the Retention Period, you will be deemed to have earned a pro-rata portion of the Retention Bonus based upon the amount of time you remained employed by the Company during the Retention Period. .

Payment Date

If earned, the Retention Bonus (including, for the avoidance of doubt, any pro-rata portion thereof earned in accordance with paragraph 4 herein) will be paid no later than the next regularly scheduled payroll following the end of the Retention Period or the date of your involuntary termination, as applicable, unless required sooner under applicable law.

***

Your employment remains at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

This letter agreement contains all of the understandings and representations between GoodRx and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between GoodRx and you, which shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both you and GoodRx.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

Please sign and date this letter agreement via electronic signature no later than June 1st 2023.

We look forward to your continued employment with us.

Sincerely,

GOODRX, INC.

By:	/s/ Vina Leite	Date:	May 30, 2023
Vina Leite, Chief People Officer

cc: Scott Wagner, Interim CEO

Agreed and Accepted

I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS LETTER AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND I INTEND TO BE LEGALLY BOUND BY THIS LETTER AGREEMENT.

Dated:	June 1, 2023	By:	/s/ Raj Beri
Raj Beri